Exhibit 99.2

Item 6.	Selected Financial Data
      This summary of selected financial data for the five-year period ended December 31, 2005, should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Financial Statements presented elsewhere herein. See “Item 8 — Financial Statements and Supplementary Data — Note 1 — Nature of Operations and Note 2 — Summary of Significant Accounting Policies,” for a further discussion of the basis of presentation, principles of consolidation and defined terms.

	Year Ended December 31,

	2005	2004	2003	2002	2001

	(In millions, except per share amounts)
Statement of Operations Data:
Net sales	$5,386.3	$4,458.8	$3,356.6	$3,052.2	$2,709.2
Operating income(a)	660.3	332.1	244.7	232.3	127.2
Income from continuing operations before cumulative effect of accounting change	374.2	193.6	68.8	88.4	14.0
Income (loss) from discontinued operations(b)	14.9	(27.2)	9.6	(19.5)	2.4
Net income(c)	389.1	166.4	78.4	50.6	16.4
Per Share Data:
Income from continuing operations:
Basic	$3.08	$2.25	$1.21	$1.62	$0.28
Diluted	2.93	2.10	1.13	1.53	0.26
Income (loss) from discontinued operations(b):
Basic	$0.12	$(0.32)	$0.17	$(0.36)	$0.05
Diluted	0.12	(0.30)	0.16	(0.34)	0.05
Cumulative effect of accounting changes:
Basic	$—	$—	$—	$(0.33)	$—
Diluted	—	—	—	(0.32)	—
Net income(c):
Basic	$3.20	$1.93	$1.38	$0.93	$0.33
Diluted	3.05	1.80	1.29	0.87	0.31
Weighted average common shares outstanding:
Basic	121.5	86.2	56.9	54.5	49.4
Diluted	127.5	92.2	60.6	57.9	53.0
Balance Sheet Data (at end of year):
Working capital(d)	$967.9	$714.1	$353.3	$162.9	$118.3
Total assets	8,445.7	8,109.1	2,862.9	1,887.6	1,856.1
Long-term debt	2,135.4	2,309.2	1,386.1	921.8	956.1

(a)	In 2005, operating income includes the step up amortization of inventory to the acquired fair value related to the Company’s acquisition of Apogent in the amount of $20.7 million ($13.3 million, net of tax), the integration costs of $23.6 million ($16.1 million, net of tax), restructuring charges of $22.4 million ($14.9 million, net of tax) and long-lived asset impairment and related charges of $8.6 million ($5.5 million, net of tax). In 2004, operating income includes the step up charges of the fair value of inventory from the Apogent, Oxoid, Dharmacon, and Perbio transactions of $82.9 million ($53.0 million, net of tax), integration costs of $24.6 million ($16.3 million, net of tax), restructuring charges of $7.7 million ($5.1 million, net of tax), a charitable contribution of $6.0 million ($3.8 million, net of tax), and impairment charges for goodwill and other long-lived assets of $14.6 million ($10.3 million, net of tax). Operating income also includes the step up charges of the fair value of inventory from the Perbio acquisition of $17.4 million ($11.0 million, net of tax) in 2003, restructuring credits relating to a reduction in estimated severance costs of $2.2 million ($1.4 million, net of tax) in 2002, and the restructuring and other charges of $60.7 million ($38.2 million, net of tax) in 2001. Refer to “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(b)	Income from discontinued operations includes the activities of Atos Medical Holding AB, which was sold on April 5, 2005, as well as the results of the laboratory workstations business, which has met the criteria for discontinued operations presentation as of March 2006. In 2005, income from discontinued operations comprised a gain on the disposal of $25.4 million ($17.0 million, net of tax) and loss on discontinued operations of $2.0 million ($2.1 million, net of tax). In 2004, loss from discontinued operations was $45.1 million ($27.2 million, net of tax). In 2003, income from discontinued operations was $14.2 million ($9.6 million, net of tax). In 2002, income from discontinued operations was $13.1 million ($8.3 million, net of tax). In 2001, income from discontinued operations was $3.9 million ($2.4 million, net of tax). Atos was acquired in September 2003 in connection with the Company’s acquisition of Perbio Science AB.

(c)	In 2005, net income includes the charges described in (a) above, (b) above and debt refinancing and other related charges of $71.3 million ($45.6 million, net of tax), the gain on sale of investment of $3.3 million ($2.1 million, net of tax), other income of $0.5 million, the gain on the termination of the interest rate swaps of $5.3 million ($3.4 million, net of tax) and a tax provision credit related to finalizing certain domestic tax audits and negotiations of $6.8 million. In 2004, net income includes the charges described in (a) above, (b) above and debt refinancing charges of $14.4 million ($9.0 million, net of tax), the gain on sale of investment of $22.7 million ($21.5 million, net of tax), the charge for the termination of a foreign currency contract of $2.2 million ($1.4 million, net of tax), and a tax provision credit related to finalizing certain domestic and foreign tax audits and negotiations of $10.9 million. Net income in 2003 includes the charges described in (a) above, (b) above and charges for call premiums of $43.8 million ($27.6 million, net of tax), the write-off of deferred financing fees of $22.1 million ($13.9 million, net of tax), and the purchase of options to hedge foreign currency exposure of $15.7 million ($9.9 million, net of tax) and charges for bridge financing fees for $2.8 million ($1.8 million, net of tax), each related to the Perbio acquisition. Net income in 2002 includes the amounts described in (a) above and includes a charge of $11.2 million ($7.1 million, net of tax) consisting of fixed-swap unwind costs of $7.1 million and the write-off of deferred financing and other costs associated with the refinancing of our term debt of $4.1 million.

(d)	Working capital excludes the accounts of the laboratory workstations business and Atos Medical Holding AB.